Exhibit 99.1

November 21, 2023

Dear Shareholder,

We are pleased to enclose (unless you have direct deposit) your November 21, 2023, dividend of $0.16 per common share. Our stock closed at $15.50 on September 30, 2023.

For the third quarter of 2023, we reported net income of $10.4 million or $0.66 per diluted share, compared to $11.1 million or $0.72 per diluted share, for the third quarter of 2022. Our net income for the first nine months of this year is $33.3 million, or $2.12 per diluted share, which represents a 22.1% increase over the first nine months a year ago.

The quarter was highlighted by strong loan growth, as loans grew by $118.6 million, or 18%, on an annualized basis. For the year, loan balances are up $208.2 million, or 10.9% year-to-date. As a result of our good loan growth and the higher interest rate environment, net interest income increased $165,000 for the third quarter and was up $1.1 million compared to the same period a year ago.

Despite uncertainties associated with the economy and the higher interest rate environment, our credit quality remains strong. Our allowance for credit losses to loans (ACL) was a healthy 1.28% on September 30, 2023. We did provide a provision of $630,000 to the ACL for the quarter, to account for our strong loan growth.

Our earnings, like many other banks, are being impacted by the rising cost of deposits and the cost of borrowing money to fund loan growth. In the face of these funding pressures, our net interest margin compressed by 17 basis points to 3.69% for the quarter and to 3.88% year-to-date. Our yield on earning assets increased by 3 basis points for the quarter, however, the cost of funding our balance sheet increased by 21 basis points during the quarter to 1.72% and was 1.47% year-to-date.

The rising cost of funding will be our biggest challenge as we move into the fourth quarter and the new year. We will look to offset some of this cost by continuing to increase our earning asset yields, by staying disciplined with our deposit pricing and by tighter expense control.

Our Return on Average Assets for the quarter was consistent with the second quarter at 1.12%, and our Return on Average Equity was 11.83%, compared to 11.58% for the second quarter. Year-to-date our Return on Average Assets was 1.24%, and our Return on Average Equity was 12.88%.

For further detail regarding our performance, financial statements are posted to our corporate website at www.CIVB.com.

I am also pleased to report that Civista has once again been named as one of the 2023 Best Banks to Work for by American Banker. This is the 10th time in the last 11 years that we have been selected. We are honored and grateful for this recognition.

I also want to take this opportunity to congratulate our employees in our southeastern Indiana region. Civista Bank was named by the Dearborn (IN) County Chamber of Commerce as the recipient of their Large Business of the Year award. We are very honored and proud to receive this award.

At Civista, we value relationships, and we seek to make a difference in our communities. If you have any questions, a call is always welcome.

Sincerely,

Dennis G. Shaffer
CEO and President

Cautionary Statement Regarding Forward-Looking Information Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.